Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CIBER, Inc. Employee Stock Purchase Plan of our reports dated March 12, 2012, with respect to the consolidated financial statements of CIBER, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of CIBER, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 11, 2012